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                                                                    EXHIBIT A
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[SUMMIT BANK LOGO]                                  One Main Street
                                                    Chatham, New Jersey 07928

                                                    News Release


For Information Contact:   John R. Feeney, Senior Executive Vice President and
                             Chief Financial Officer (201) 701-2510
                           William S. Burns, Vice President, Investor Relations
                             (201) 701-2581

FOR IMMEDIATE RELEASE

                     THE SUMMIT BANCORPORATION ANNOUNCES
                       COMMON STOCK REPURCHASE PROGRAM
                       -------------------------------

Chatham, New Jersey (May 9, 1995) - The Summit Bancorporation (SUMMIT) announced that its Board of Directors authorized the repurchase of up to 7% of the total SUMMIT common shares outstanding or approximately 2.3 million common shares. SUMMIT expects to repurchase the common shares from time to time in the open market or through privately negotiated transactions, subject to market conditions.

The repurchased common shares will be held as treasury shares and may be used by SUMMIT for any general corporate purpose, including use of the common shares by SUMMIT for its dividend reinvestment plan, stock-based employee benefits plans, acquisitions and issuance of stock dividends. It is expected that the stock repurchases will be funded by cash generated from operations and cash on hand. At March 31, 1995, SUMMIT had approximately 33.6 million common shares outstanding.

SUMMIT, headquartered in Chatham, New Jersey, is a single bank holding company, established in 1974 with total assets of $5.5 billion at March 31, 1995.
Summit Bank operates 91 banking offices in 11 New Jersey counties, and is a member of the Federal Deposit Insurance Corporation (FDIC). Summit Bank provides a full range of banking services including commercial banking, retail consumer banking, private banking and asset management, and investment services. Summit Bank also operates specialized financial service affiliates:
The Summit Mortgage Company and Beechwood Insurance Agency, Inc.

SUMMIT's common stock is traded on the NASDAQ National Market System under the symbol "SUBN."

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